EXHIBIT 10.19

Letter Agreement

This letter Agreement is entered into between Face Up Entertainment Group, Inc., a Florida Corporation with and address at 20 East Sunrise Highway 11581 (“Borrower”)  and DCO Capital Group LLC with an address at 218 Woodside Drive Hewlett, NY 11557 (“Lender”) as of May 29, 2012.

WHEREAS

Face Up Entertainment Group seeks to borrow certain funds for operations and or working capital, and;

WHEREAS

The Board of Directors of Game Face Gaming, Inc. has approved the terms of this Agreement and has provided DCO Capital Group LLC with an executed copy of the Resolution confirming such approval, and

WHEREAS

DCO Capital Group LLC is willing to provide a series of loans, the total not to exceed Two Hundred Thousand Dollars ($200,000) and;

WHEREAS

The parties have agreed to certain terms of the loan(s) as more fully described in the first Promissory Loan Agreement of given date;

THEREFORE

For good and valuable consideration, the parties hereby agree as follows:

1.	DCO Capital Group LLC will lend to Face Up Entertainment Group, Inc. a total of $200,000 as further delineated below;

2.	The first loan was in the amount of $27,000 and is hereby acknowledged as of 5/29/2012. The Note is attached as Exhibit A.

3.	The second loan is in the amount of $73,000 and is hereby acknowledged as of 6/21/2012. The Note is attached as exhibit B;

4.
The third loan is in the amount of $100,000 and can be called by the Borrower on  Monday, July 5th, 2012 or anytime thereafter for a period of six months from May 29, 2012. The Lender is under no further obligation to advance funds if the final Loan has not been called by November 29, 2012;

5.	The initial loan and each successive loan will be documented by a new Promissory Note;

6.	Each successive Note, if issued, may have its own terms;

7.	Interest and other terms are outlined in the individual Promissory Note(s);

8.	It is understood by Borrower and Lender that these loans are unsecured;

9.
As an inducement for Lender to advance these amounts and as additional consideration for this first loan and for any successive loans, the Company will issue 500,000 shares of the Company’s common stock to Lender.  The full amount of the shares will be issued and delivered no later than June 25th, 2012. Lender understands and agrees to accept such with standard restrictive legend and language indicating that such shares are not currently registered;

10.	The total of the compensation is being given concurrent with the first loan;

11.	Each Note will carry a maximum six month term and each Note will payable earlier, under certain conditions as more described in each Promissory Note;

12.
Borrower has requested that Lender send the balance of funds, when called, be sent to or deposited with Socii Management, LLC, with an address at 20 East Sunrise Highway – Suite 202- in Valley Stream, NY 11581.  Borrower acknowledges that these funds are advanced to and on behalf of Face Up Entertainment Group, Inc., are an obligation of the Borrower and are owed by the Company as if they were sent directly to Face Up Entertainment Group, Inc.

Agreed:

Face Up Entertainments Group, Inc	DCO Capital Group LLC

/s/ Felix Elinson	/s/ Limor Englard
Felix Elinson, CEO	Limor Englard, Managing Member